Exhibit 99

Anadarko Names James T. Hackett President and CEO

--Robert J. Allison, Jr., to Become Non-Executive Chairman of the Board

--Executive Vice Presidents Michael Rose & Charles Manley to Retire

HOUSTON--(BUSINESS WIRE)--Dec. 3, 2003--

Anadarko Petroleum Corporation's (NYSE:APC) Board of Directors announced today that James T. Hackett has been named President and Chief Executive Officer effective immediately. Hackett joins Anadarko from Devon Energy Corporation (AMEX:DVN) where he served as President and Chief Operating Officer.

Anadarko's current Chairman, President and CEO, Robert J. Allison, Jr., will retire immediately as President and CEO and will remain executive Chairman of the Board through Jan. 1, 2004. After Jan. 1, Allison will serve as non-executive Chairman.

"I have had the privilege of leading Anadarko for most of my 30 years here, and I believe this is the right time for me to step down," Allison said. "I have a great deal of confidence in Jim Hackett. I respect him and his abilities, and I firmly believe that he is the right person to lead this company. With the support and dedication of our employees, I know he will succeed in keeping Anadarko on track to deliver long-term shareholder value."

"Anadarko is giving me a tremendous opportunity to join a very successful company," Hackett said. "I am looking forward to the opportunity to lead such a respected and talented group of employees at a company that has rich assets and opportunities in its portfolio. I anticipate that I will continue to build on the programs that have made Anadarko one of the leading growth companies and I have made it clear to Bob Allison and the board that I expect to be here for the long haul."

The company also announced that Executive Vice President and Chief Financial Officer Michael Rose and Executive Vice President, Administration Charles Manley will retire at the end of the year. Rose joined Anadarko in 1978 as Chief Accountant. He was named to the position of CFO in 1986. Manley began his career with Anadarko in 1974 and was named Senior Vice President, Administration, in 1993 and Executive Vice President, Administration in 2000. No replacements have been named for either position.

Prior to joining Devon, Hackett, 49, served as Chairman, President and CEO of Ocean Energy, Inc., following its merger with Seagull Energy Corporation in 1999, where he was Chairman, CEO and President. Hackett has spent his entire career in the energy business in a variety of management positions and brings considerable experience to Anadarko. He is currently the chairman of the Domestic Petroleum Council, a board member of the American Petroleum Institute and a member of the Society of Petroleum Engineers. He also serves as the president of the Houston Grand Opera and serves as the chair for the St. Luke's Episcopal Hospital capital campaign.

Allison, 64, joined Anadarko Production Company in 1973 and was named CEO in 1979. In 1986, he was named Chairman and CEO of Anadarko Petroleum Corporation. During Allison's tenure, the company has grown from about 300 employees and reserves of 100 million barrels of oil equivalent (BOE) to a company with 3,400 employees working in about a dozen countries and 2.2 billion BOE of reserves.

Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies. Houston-based Anadarko is active in the U.S., Canada, Algeria, Qatar and Venezuela and is executing strategic exploration programs in several other countries. More information is available at www.anadarko.com.

CONTACT:

Anadarko Petroleum Corporation, Houston

Media Contacts:

Teresa Wong, 832-636-1203
teresa_wong@anadarko.com

or

Investor Contacts:

David Larson, 832-636-3265
david_larson@anadarko.com

or

Stewart Lawrence, 832-636-3326
stewart_lawrence@anadarko.com